EXHIBIT 4.3

FORM OF EL POLLO LOCO HOLDINGS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS AWARD AGREEMENT (this “Award Agreement”), is made effective as of [ ], 2018 (the “Date of Grant”), by and between El Pollo Loco Holdings, Inc., a Delaware corporation (the “Company”), and Bernard Acoca (the “Optionee”):
R E C I T A L S:
WHEREAS, pursuant to that certain Employment Agreement by and between the Company and the Optionee, dated as of February 15, 2018 (the “Employment Agreement”), the Company has agreed to make this inducement grant to the Optionee;
WHEREAS, this inducement grant is not being made under the El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan (the “Plan”), however, pursuant to Section 13 hereof, certain provisions of the Plan shall apply to this inducement grant as if this grant was being made under the Plan; and
WHEREAS, capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan, except that the terms “Cause” and “Disability” shall each have the meaning ascribed to such term in the Employment Agreement.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of the Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of [ ] shares of Common Stock (each a “Share” and collectively, the “Shares”). The purchase price of the Shares subject to the Option shall be equal to $[ ] per Share as of the Date of Grant (the “Option Price”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.
2.    Vesting. The Option granted hereunder shall vest and become exercisable with the passage of time. The Option shall vest and become exercisable in four (4) equal installments on each of the first four (4) anniversaries of the Date of Grant. Any portion of the Option which has become vested and exercisable in accordance with this section shall hereinafter be referred to as the “Vested Portion.”
3.    Exercise of Option.
(a)    Period of Exercise. Subject to the provisions of the Plan that are incorporated herein in accordance with Section 13 hereof as if the Option were granted under the Plan, the Optionee may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:
(i)    the tenth (10th) anniversary of the Date of Grant; or

(ii)    ninety (90) days following the date of the Optionee’s termination of employment for any reason other than for Cause or due to the Optionee’s death or Disability; or
(iii)    six (6) months following the date of the Optionee’s termination of employment due to the Optionee’s death or Disability.
The Administrator may, in its discretion, extend such ninety (90) day and six (6) month periods, provided that no such modification may increase the exercisability of the Option beyond the day immediately prior to the tenth (10th) anniversary of the Date of Grant.
The entire Option (whether vested or unvested) held by the Optionee immediately prior to the cessation of the Optionee’s employment shall immediately terminate upon such cessation if such cessation of employment was for Cause.
(b)    Method of Exercise.
(i)    Each election to exercise the Vested Portion shall be subject to the terms and conditions of the Plan that are incorporated herein in accordance with Section 13 hereof as if the Option were granted under the Plan and shall be in writing, signed by the Optionee or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided hereunder or under securities law or the terms of the Plan as so incorporated herein), made pursuant to and in accordance with the terms and conditions set forth in the Plan as so incorporated herein and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan as so incorporated herein or in this Award Agreement.
(ii)    The Option Price may be paid by (A) the delivery of cash or check acceptable to the Administrator, including an amount to cover the minimum statutory withholding taxes with respect to such exercise, or (B) any other method, if any, approved by the Administrator, including (X) by means of consideration received under any cashless exercise procedure, if any, approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise) or (Y) any other form of consideration approved by the Administrator and permitted by Applicable Laws.
(c)    Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which may be subject to change from time to time. Upon the Administrator’s determination that the Vested Portion of the Option has been validly exercised as to any of the Shares, the Company may, in the Board’s sole discretion, issue certificates in the Optionee’s name for such Shares. However, the Company shall not be liable to the Optionee for damages relating to any reasonable delays in issuing the certificates to the Optionee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves which it promptly undertakes to correct.
(d)    In the event of the Optionee’s death, the Option shall remain exercisable by the Optionee’s executor or administrator, or the person or persons to whom the Optionee’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Optionee shall take rights herein granted subject to the terms and conditions hereof.
4.    Termination of Employment.
(a)    General. Except as provided in this Section 4, if the Optionee’s employment is terminated for any reason, the Option shall, to the extent not then vested, terminate upon such termination of employment and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a) and shall thereafter terminate.
(b)    For Cause. The Option (including any Vested Portion thereof) shall terminate immediately upon the Optionee’s termination of employment for Cause.
(c)    Change in Control. The Option is subject to the accelerated vesting provisions in Section 7(c)(iii)(D) of the Employment Agreement, subject to the terms and conditions of the Employment Agreement.
5.    Delivery of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.
6.    No Right to Continued Employment. The granting of the Option evidenced hereby and this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Optionee and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of the Optionee.
7.    Legend on Certificates. The certificates representing, if any, or book entries the Shares purchased by exercise of the Vested Portion shall be subject to such stop transfer orders and other restrictions as the Administrator or its delegate reasonably deems advisable under the terms of the Plan as incorporated herein in accordance with Section 13 hereof as if the Option were granted under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Administrator or such other party may cause a legend or legends to be put on any such certificates or to be notated on the stock register to make appropriate reference to such restrictions.
8.    Transferability.
(a)    The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance in contravention of the foregoing shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Optionee shall be effective to bind the Company unless the Administrator shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Optionee’s lifetime, the Vested Option is exercisable only by the Optionee.
(b)    The Option shall not be liable for the debts, contracts or engagements of the Optionee or the Optionee’s successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law or by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 8(a) hereof.
9.    Withholding. Subject to Section 3(b)(ii), the Optionee may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or from any compensation (including base salary) or other amount owing to the Optionee the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.
10.    Securities Laws. The issuance of any Shares hereunder shall be subject to the Optionee making or entering into such written representations, warranties and agreements as the Administrator or any officer of the Company may reasonably request in order to comply with applicable securities laws and government regulations.
11.    Notices. Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Vice President, Legal at the principal executive office of the Company and to the Optionee at the address appearing in the personnel records of the Company for the Optionee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
12.    Governing Law/Jurisdiction. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Award Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Optionee hereby submit to the exclusive jurisdiction of such courts (and their appellate courts, whether or not located in the State of Delaware) for the purpose of any such suit, action, proceeding or judgment. The Optionee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Award Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.
13.    Incorporation of the Terms of the Plan. The Option is an inducement grant made under an exception to the shareholder approval rules of the NASDAQ and is not subject to the Plan. However, any provision of the Plan, as it may be amended from time to time, that is not inconsistent with this Award Agreement is hereby incorporated herein by reference as if this Award Agreement were entered into under the Plan. By entering into this Award Agreement, the Optionee agrees and acknowledges that the Optionee has received and read a copy of the Plan as set forth on Exhibit A hereto. In the event of any inconsistency between the Plan and this Award Agreement, the terms of this Award Agreement shall control.
14.    Section 409A. It is intended that the terms of this Award Agreement be exempt from or comply with Section 409A of the Code. If it is determined that the terms of this Award Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Optionee’s economic rights.
15.    Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
16.    Amendments and Termination.  To the extent permitted by the terms of the Plan incorporated herein in accordance with Section 13 hereof as if the Option were granted under the Plan, this Award Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of the Optionee under the Option without the Optionee’s consent.
17.    Entire Agreement.  This Award Agreement (including all exhibits hereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof.
18.    Electronic Signature; Electronic Delivery and Acceptance.  The Optionee’s electronic signature of this Award Agreement shall have the same validity and effect as a signature affixed by hand. The Company may, in its sole discretion, decide to deliver any documents related to the Option by electronic means.  The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the administration of the Option through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.    Waiver.  The Optionee acknowledges that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Optionee.

20.    Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date and year first above written.

EL POLLO LOCO HOLDINGS, INC.

____________________________________
Name:
Title:

BERNARD ACOCA

___________________________________

EXHIBIT A

El Pollo Loco Holdings, Inc. 2018 Omnibus Equity Incentive Plan
[See Appendix A to the Registrant's Definitive Proxy Statement filed on April 25, 2018]